Exhibit 99.1

Ritter Pharmaceuticals Reports Financial Results for the First Quarter Ended March 31, 2020

Form S-4 Declared Effective by the SEC and Ritter/Qualigen Merger Voting is Underway

LOS ANGELES (May 1, 2020) – Ritter Pharmaceuticals, Inc. (Nasdaq: RTTR) (“Ritter Pharmaceuticals”, Ritter” or the “Company”), a developer of therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases, today reported financial results for the first quarter ended March 31, 2020.

In January 2020, Ritter and Qualigen, Inc. (“Qualigen”), a privately-held company focused on the development and commercialization of novel therapeutic products for the treatment of cancer and infectious diseases, as well as expansion of its flagship FastPack® diagnostic platform, announced that the two companies had entered into a definitive “reverse merger” agreement. Under the terms of the merger agreement, Qualigen will become a wholly-owned subsidiary of Ritter. Upon completion of the merger, Ritter will change its name to Qualigen Therapeutics, Inc., and will focus on the development of Qualigen’s nanotechnology therapies for the treatment of cancer and infectious diseases, while also continuing to operate its revenue-generating diagnostic business.

The special meeting of Ritter stockholders to vote on certain matters related to the proposed merger will be held virtually on May 14, 2020, at 9:00 a.m., Pacific Time. As described in the proxy materials for the special meeting, Ritter stockholders of record as of the close of business on March 26, 2020, which is the record date for the special meeting, will be entitled to participate in the special meeting.

"We are entering the home stretch in our effort to complete the potential merger with Qualigen, a transaction that we believe could provide meaningful value for Ritter stockholders,” said Andrew J. Ritter, Ritter Pharmaceuticals’ Chief Executive Officer. “We encourage those who have not yet voted to take a few minutes to vote by phone, internet or mail on this important transaction as the meeting date is less than two weeks away. When voting, please remember that the merger cannot be consummated unless each of the proposals being voted on at the special meeting is approved.”

Financial Results for the First Quarter Ended March 31, 2020

The Company’s net loss, and net loss per share attributable to common stockholders for the first quarter ended March 31, 2020 was $1.7 million, or $0.05 per share, compared to $4.7 million or $0.58 per share, for the same period in 2019. Net loss for the first quarter ended March 31, 2020, included non-cash, stock-based compensation expense of approximately $56,000, compared to approximately $146,000 for the same period in 2019. As of March 31, 2020, the Company had cash and cash equivalents of approximately $6.0 million compared to $1.7 million in cash, cash equivalents and investment in marketable securities as of December 31, 2019.

Operations

The Company continues to explore monetization opportunities for RP-G28 for the treatment of lactose intolerance, including exploring a variety of commercial routes. In April, the RP-G28’s Phase 2b 003 study’s data was published in Nutrients, under the title: Galacto-Oligosaccharide RP-G28 Improves Multiple Clinical Outcomes in Lactose-Intolerant Patients. Lead author was William Chey, M.D., Co-Director of the Michigan Bowel Control Program at Michigan Medicine.

How to Vote

Ritter stockholders of record should follow the instructions on their proxy card to vote. They may call proxy solicitor Georgeson toll-free at (866) 357-4029 to vote over the phone, or by following the instructions in the proxy card previously delivered to them, they may vote online or by completing, signing and dating the proxy card and mailing it in the postage-paid envelope that was previously provided.

Ritter stockholders who hold their shares in a brokerage or bank account (in “street name”) may vote online or by phone, by following the instructions provided in the voting instruction form previously delivered to them, or by completing, signing and dating the voting instruction form and mailing it in the postage-paid envelope that was previously provided.

If you have questions or require assistance in voting your proxy, please call our proxy solicitor Georgeson toll-free at (866) 357-4029 or email info@ritterpharma.com for assistance.

Attending the Virtual Special Meeting

The special meeting of Ritter stockholders to vote on certain matters related to the proposed merger will be held virtually on May 14, 2020, at 9:00 a.m., Pacific Time. Stockholders of record will be able to attend the special meeting online by visiting www.virtualshareholdermeeting.com/RTTR2020 on the date of the meeting. To be admitted to the virtual meeting, stockholders must enter the control number found on their proxy card or voting instruction form. Street name holders must obtain a proxy from the broker, trustee or nominee that holds their shares in order to attend the special meeting.

About Ritter Pharmaceuticals

Ritter Pharmaceuticals, Inc. (www.RitterPharma.com, @RitterPharma) develops innovative therapeutic products that modulate the gut microbiome to treat gastrointestinal diseases. On January 15, 2020, the Company entered into an Agreement and Plan of Merger with Qualigen, pursuant to which a wholly-owned subsidiary of Ritter will merge with and into Qualigen, with Qualigen surviving as a wholly-owned subsidiary of Ritter Pharmaceuticals, Inc.

Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that express the current beliefs and expectations of Ritter Pharmaceuticals’ management. Any statements contained herein that do not describe historical facts, including statements related to the proposed merger with Qualigen are forward-looking statements. Forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and achievements to differ materially from those discussed in such forward-looking statements. Some of the factors that could affect actual results are included in the reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission (“SEC”) from time to time, as well as Ritter’s final joint proxy and consent solicitation statement/prospectus that was filed with the SEC on April 9, 2020. Ritter cautions readers not to place undue reliance on any forward-looking statements, which speak only as of the date they were made. The Company undertakes no obligation to update or revise forward-looking statements, except as otherwise required by law, whether as a result of new information, future events or otherwise.

Important Additional Information About the Proposed Merger

This communication is being made in respect of the proposed merger involving Ritter Pharmaceuticals, Inc. and Qualigen, Inc.  Ritter filed a registration statement on Form S-4 (File No. 333-23635) with the SEC. The Registration Statement on Form S-4 was declared effective on April 9, 2020. The final joint proxy and consent solicitation statement/prospectus was filed with the SEC on April 9, 2020 and was first sent to the stockholders of Ritter and Qualigen on or about April 9, 2020. The final joint proxy and consent solicitation statement/prospectus contains important information about Ritter, Qualigen, the proposed merger and related matters. STOCKHOLDERS ARE URGED TO READ THE FINAL JOINT PROXY AND CONSENT SOLICITATION STATEMENT/PROSPECTUS (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS) AND OTHER DOCUMENTS FILED WITH THE SEC CAREFULLY IN THEIR ENTIRETY, AS THEY CONTAIN IMPORTANT INFORMATION THAT STOCKHOLDERS SHOULD CONSIDER BEFORE MAKING A DECISION ABOUT THE MERGER AND RELATED MATTERS. In addition to receiving the final joint proxy and consent solicitation statement/prospectus and proxy card or voting instruction form by mail, stockholders will also be able to obtain the final joint proxy and consent solicitation statement/prospectus, as well as other filings containing information about Ritter, without charge, from the SEC’s website (http://www.sec.gov) or, without charge, by directing a written request to: Ritter Pharmaceuticals, Inc., 1880 Century Park East, Suite 1000, Los Angeles, CA 90067, Attention: Corporate Secretary.

No Offer or Solicitation

This communication shall not constitute an offer to sell, the solicitation of an offer to sell or an offer to buy or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Ritter Pharmaceuticals, and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the stockholders of Ritter Pharmaceuticals in connection with the proposed merger. Information regarding the special interests of these directors and executive officers in the proposed merger has been included in the joint proxy and consent solicitation statement/prospectus. Additional information about Ritter Pharmaceuticals’ directors and executive officers is included in Ritter Pharmaceuticals’ Annual Report on Form 10-K, filed with the SEC on March 31, 2020, as amended on April 24, 2020. These documents are available free of charge at the SEC website (www.sec.gov) and from the Corporate Secretary of Ritter Pharmaceuticals at the address above.

Contacts

Investor Contact:

John Beck
310-203-1000
john@ritterpharma.com

RITTER PHARMACEUTICALS, INC.

CONDENSED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Unaudited)

	For the Three Months Ended March 31,
	2020	2019
Operating costs and expenses:
Research and development	$1,820	$3,574,855
Patent costs	3,791	48,625
General and administrative	2,209,468	1,153,577
Total operating costs and expenses	2,215,079	4,777,057

Operating loss	(2,215,079)	(4,777,057)

Other income:
Interest income	12,620	71,291
Settlement of accounts payable	535,087	―
Total other income	547,707	71,291
Net loss	$(1,667,372)	$(4,705,766)

Other comprehensive gain:
Unrealized gain on debt securities	―	1,511
Comprehensive loss	(1,667,372)	(4,704,255)

Net loss per common share – basic and diluted	$(0.05)	$(0.58)

Weighted average common shares outstanding – basic and diluted	34,910,882	8,055,921

RITTER PHARMACEUTICALS, INC.

CONDENSED BALANCE SHEETS

	March 31, 2020	December 31, 2019
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,952,893	$1,699,971
Accrued interest receivable	―	771
Prepaid expenses and other current assets	176,735	509,519
Total current assets	6,129,628	2,210,261
Other assets
Right-of-use assets	65,646	93,032
Other assets	478,075	478,075
Total other assets	543,721	571,107
Property and equipment, net	14,192	15,656
Total Assets	$6,687,541	$2,797,024

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$1,290,108	$1,417,317
Accrued expenses	311,441	179,258
Lease liabilities	70,854	100,471
Total current liabilities	1,672,403	1,697,046

Stockholders’ equity
Series B preferred stock, $0.001 par value; 6,000 shares authorized; 0 and 1,850 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	―	1,288,956
Series C preferred stock, $0.001 par value; 1,880 shares authorized; 240 shares issued and outstanding as of March 31, 2020 and December 31, 2019	240,000	240,000
Common stock, $0.001 par value; 225,000,000 shares authorized, 45,713,862 and 19,108,331 shares issued and outstanding as of March 31, 2020 and December 31, 2019, respectively	45,714	19,108
Additional paid-in capital	86,729,960	79,885,078
Accumulated deficit	(82,000,536)	(80,333,164)
Total stockholders’ equity	5,015,138	1,099,978
Total Liabilities and Stockholders’ Equity	$6,687,541	$2,797,024